Exhibit 12



                        SIDLEY AUSTIN BROWN & WOOD LLP



    CHICAGO                  875 THIRD AVENUE                BEIJING
                         NEW YORK, NEW YORK 10022
     DALLAS               TELEPHONE 212 906 2000            HONG KONG
                          FACSIMILE 212 906 2021
  LOS ANGELES                 www.sidley.com                  LONDON

 SAN FRANCISCO                 FOUNDED 1866                  SHANGHAI

    SEATTLE                                                 SINGAPORE

WASHINGTON, D.C.                                              TOKYO


WRITER'S DIRECT NUMBER                                WRITER'S E-MAIL ADDRESS







                                                                  June 3, 2002



MuniYield Michigan Insured Fund II, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

MuniHoldings Michigian Insured Fund II, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

       Re: Reorganization of MuniYield Michigan Insured Fund II, Inc. and MuniHoldings Michigan Insured Fund II, Inc.
             -----------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by MuniYield Michigan Insured Fund II, Inc. ("MuniYield") of substantially all of the assets and the assumption by MuniYield of substantially all of the liabilities of MuniHoldings Michigan Insured Fund II, Inc. ("MuniHoldings") and the simultaneous distribution of newly-issued MuniYield shares to MuniHoldings stockholders (the "Reorganization"). After the Reorganization, MuniHoldings will cease operations, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Maryland law.

     This opinion letter is furnished pursuant to (i) the sections entitled "Agreement and Plan of Reorganization--Procedure" and "Agreement and Plan of Reorganization--Terms of the Agreement and Plan of Reorganization--Amendments and Conditions" in the Joint Proxy Statement and Prospectus, dated March 4, 2002 and (ii) Sections 8(f) and 9(g) of the Agreement and Plan of Reorganization dated March 1, 2002, by and between MuniHoldings and MuniYield

MuniYield Michigan Insured Fund II, Inc.
MuniHoldings Michigian Insured Fund II, Inc.
June 3, 2002
Page 2


(the "Plan") as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the Registration Statement on Form N-14 (File No. 333-76896), Pre-Effective Amendment No. 1 thereto and a copy of the Joint Proxy Statement and Prospectus and the Statement of Additional Information as filed under Rule 497 under the Securities Act of 1933, as amended (the "1933 Act") (collectively, the "N-14 Registration Statement") under the 1933 Act and the Investment Company Act of 1940, as amended, filed by MuniYield with the Securities and Exchange Commission, and (c) certain representations concerning the Reorganization made by MuniYield and MuniHoldings in letters dated June 3, 2002 (the "Representations").

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The acquisition by MuniYield of substantially all of the assets of MuniHoldings, as described in the Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and MuniYield and MuniHoldings each will be a "party" to a reorganization within the meaning of Section 368(b) of the Code.

     2. In accordance with Section 361(a) of the Code, MuniHoldings will not recognize any gain or loss either on the transfer of substantially all of its assets to MuniYield in exchange solely for voting shares of MuniYield or on the distribution of the MuniYield shares received to its stockholders.

     3. Under Section 1032 of the Code, MuniYield will recognize no gain or loss as a result of the Reorganization.

     4. In accordance with Section 354(a)(1) of the Code, stockholders of MuniHoldings will not recognize gain or loss on the exchange of their shares for shares of MuniYield, except to the extent that a stockholder receives cash in lieu of fractional shares of MuniYield common stock.

     5. The basis of the assets of MuniHoldings received by MuniYield will be the same as the basis of such assets to MuniHoldings immediately before the Reorganization under Section 362(b) of the Code.

     6. Under Section 358 of the Code, the basis of the MuniYield shares received by MuniHoldings stockholders will be the same as the basis of the shares exchanged pursuant to the Reorganization.

     7. Under Section 1223 of the Code, the holding period of the MuniYield shares received in the Reorganization will include the holding period of the MuniHoldings shares

MuniYield Michigan Insured Fund II, Inc.
MuniHoldings Michigan Insured Fund II, Inc.
June 3, 2002
Page 3


exchanged therefor, provided that such shares were held as a capital asset on the date of the Reorganization.

     8. The holding period of the assets acquired by MuniYield Fund from MuniHoldings will include the period during which such assets were held by MuniHoldings under Section 1223 of the Code.

     9. The payment of cash to MuniHoldings stockholders in lieu of fractional shares of MuniYield will be treated as though the fractional shares were distributed as part of the Reorganization and then redeemed by MuniYield. The cash payment will be treated as a distribution in full payment for the fractional shares deemed redeemed under section 302(a), with the result that such MuniHoldings stockholders will have short-term or long-term capital gain or loss to the extent that the cash distribution differs from the basis allocable to such stockholders' fractional shares.

     10. Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Income Tax Regulations, MuniYield will succeed to and take into account the items of MuniHoldings described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under Section 381(b), the tax year of MuniHoldings will end on the date of the Reorganization.

     Our opinion represents our best legal judgment as to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                       Very truly yours,

                                      /s/ Sidley Austin Brown & Wood LLP